Exhibit 99.1

Iteris Announces Move to NASDAQ Stock Market

-Ticker Symbol Will Remain “ITI”-

SANTA ANA, Calif. — January 27, 2016 - Iteris, Inc. (NYSE MKT: ITI), a leader in providing information solutions to the transportation and agriculture markets, announced that it has met the listing criteria for the NASDAQ Capital Market and will move its listing from NYSE MKT to the NASDAQ Capital Market, effective with the start of trading on February 8, 2016.   Iteris will continue to trade under its existing ticker symbol “ITI”.  Iteris common stock will trade on the NYSE MKT until the market close on February 5, 2016.

“We look forward to joining the impressive group of leading technology companies already listed on the NASDAQ,” said Andy Schmidt, Chief Financial Officer of Iteris. “We believe that NASDAQ will provide greater visibility for our company within the investment community, as well as provide a more efficient exchange for our shareholders.”

“We are extremely pleased to welcome Iteris to Nasdaq,” said Bob McCooey, Senior Vice President, Listing Services at Nasdaq. “We are confident that a listing with Nasdaq will provide Iteris with enhanced visibility, greater liquidity and increased exposure to the institutional investment community. We look forward to our partnership with Iteris in the years to come.”

About Iteris, Inc.
Iteris, Inc. (NYSE MKT: ITI) is a leader in providing information solutions to the transportation and agriculture markets. The company is focused on providing information and guidance to practitioners in these markets to improve their effectiveness and efficiency. By combining its expertise, unique IP, and information infrastructure in a suite of products and services, Iteris offers a broad range of solutions to both domestic US and international customers. The firm is headquartered in Santa Ana, California, with offices throughout the US and in selected foreign countries. For more information, please visit www.iteris.com or call 1-888-329-4483. Also visit us on Facebook, Twitter, LinkedIn, and YouTube.

Contact:

Investor Relations
Liolios Group, Inc.
Scott Liolios or Cody Slach

949-574-3860
ITI@liolios.com